Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“Amendment”) is entered into as of March 25, 2020 (the “Effective Date”), by and between Deluxe Corporation, a Minnesota corporation, whose address is 3680 Victoria Street North, Shoreview, MN 55126 (the “Company”), and Barry C. McCarthy, an individual (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement effective October 14, 2018 (the “Agreement”).

WHEREAS, in response to the potential effect of the COVID-19 pandemic on Deluxe’s revenue, the Company has decided to reduce Executive Leadership Team members’ base salaries by 20% during the second calendar quarter of 2020;

WHEREAS, the Company and Executive would like to amend the Agreement to temporarily reduce Executive’s Base Salary, as defined in the Agreement and in effect on the date this Amendment is executed, for the second calendar quarter of 2020; and

WHEREAS, this Amendment shall supplement the Agreement.

NOW, THEREFORE, as of the Effective Date, the Agreement is hereby amended as follows:

1.      Executive’s Base Salary, as defined in the Agreement, shall be temporarily reduced by 20 percent for the second quarter of 2020, starting April 1, 2020 and through June 30, 2020 (the “Temporary Pay Reduction”).

2.     Any Incentive Pay or Payments Upon Termination, as defined in the Agreement, provided to Executive will be calculated based on Executive’s regular Base Salary, without regard to the Temporary Pay Reduction.

3.      The Agreement remains unchanged except as set forth in this Amendment.

IN WITNESS THEREFORE, the undersigned have executed this First Amendment to Employment Agreement as of the date set forth above.

DELUXE CORPORATION	EXECUTIVE

/s/ Jeffrey L. Cotter	/s/ Barry C. McCarthy
By Jeffrey L. Cotter	Barry C. McCarthy
Its: Chief Administrative Officer